Exhibit 99.1

Pope Resources Announces $3.3 Million Sale To Quadrant Homes

POULSBO, Wash., June 1, 2015 /PRNewswire/ -- Pope Resources (Nasdaq:POPE) announced a $3.3 million sale to Quadrant Homes of 33 single-family lots located in the southern portion of the Partnership's Harbor Hill project in Gig Harbor, Washington. Harbor Hill is a mixed-use planned community consisting of residential, business park, and commercial properties.

"With this sale, we have now closed on 208, or 38%, of our Harbor Hill project's 554 single-family lots and this has been accomplished in less than 17 months," said Tom Ringo, President and CEO. "We continue to be pleased with the merchant builder response to our project and, more importantly, the retail home-buyer interest in Harbor Hill reflects the broader health of the surrounding Pierce County residential market demand."

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 193,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: John Lamb, Vice President and CFO, 360.697.6626, Fax 360.697.1156